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                                                                    EXHIBIT 99.1



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[LOGO] CHARTER ONE FINANCIAL, INC.(R)                               NEWS RELEASE
       1215 Superior Avenue
       Cleveland, Ohio 44114
       (216) 566-5300


For Immediate Release
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INVESTOR CONTACT:  Ellen Batkie (800) 262-6301
MEDIA CONTACT:     William Dupuy (216) 566-5311

                   CHARTER ONE ANNOUNCES 5% STOCK REPURCHASE

         CLEVELAND, May 15, 1996 -- The Board of Directors of Charter One Financial, Inc. (Nasdaq-NNM: COFI) today voted to authorize management to repurchase up to 5% of the company's outstanding common stock in a buy back program. The company currently has 45,099,654 common shares outstanding and holds 118,395 additional shares in treasury.

         Repurchases could be made at any time and in any amount. Any shares repurchased under the authorization would be held as treasury stock and would be available for issuance upon the exercise of outstanding stock options or for other corporate purposes. Any repurchased generally would be on the open market, although privately negotiated transactions are also possible. Whether or not the company actually repurchases shares will be dependent on the market conditions and the availability of shares, and there is no guarantee as to the exact number of shares that might eventually be repurchased.

         In November 1994, Charter One announced its initial plan to repurchase up to 5% of its common stock, or approximately 1.2 million shares, in the open market. As of this date, the company has repurchased 1,107,100 shares and expects to complete the previous authorization in the near future.

         "We believe that common share repurchase continues to be an important component of our capital management and provides an effective means to enhance shareholder value," stated Charles John Koch, Charter One chairman and chief executive officer. "In addition, given our strong capital position, a 5% common share repurchase should not limit our future strategic growth alternatives."

         Charter One Financial, Inc. is the holding company for Charter One Bank, F.S.B. With $13 billion in total assets, Charter One Bank is one of the largest thrifts in the country. The Bank has 155 branch locations: 94 branches in Ohio operating under the name Charter One Bank and 61 branches in Michigan operating under the name First Federal of Michigan.


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                 Holding Company of Charter One(R) Bank, F.S.B.